UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD-Exhibit 1.01
Conflict Minerals Report

Registrant submits this Conflict Minerals Report as Exhibit 1.01 to FORM SD Specialized Disclosure Report and provides the following information:

(1)Due Diligence: A description of the registrant’s reasonable country of origin inquiry and the measures the registrant has taken to exercise due diligence on the source and chain of custody of those conflict minerals follows:

(i)The registrant’s due diligence conforms to the nationally or internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas which can be found at http://www.oecd.org and included the following:

(A)     Registrant’s implementation of an execution plan for a company-wide conflict minerals program including:

(a)Registrant’s adoption of a conflict minerals policy which can be found on registrant’s publicly available Internet website at the following link: http://www.ctscorp.com/resource-center/policies-and-certifications/Conflict Minerals Policy.

(b)Registrant’s assembly of an internal team to implement, manage and execute registrant’s conflict minerals policy.

(c)Registrant’s adoption of a system designed to allow engagement and communication with the supply-chain and request information relating to the identity of the conflict mineral smelters and refiners used by the supply-chain.

(d)Registrant’s incorporation of registrant’s expectations regarding suppliers’ conflict minerals policies, processes and information disclosures into relevant registrant documents including for example registrant’s conflict minerals policy, registrant’s supplier purchase order terms and conditions, registrant’s supplier contract clauses, and registrant’s correspondence and communication with suppliers.

(B)     Registrant’s identification and assessment of risk in the supply chain including:

(a)	Identification of registrant’s relevant first-tier suppliers.

(b)    Conducting a reasonable country of origin and undertaking due diligence measures including requesting all relevant first-tier suppliers to complete the RMI Conflict Minerals Reporting Template (CMRT) which can be found at http://www.responsiblemineralsinitiative.org, reviewing the information and smelter data provided by relevant first-tier suppliers, and comparing smelters and refiners identified by the supply chain to the RMAP Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org to assess possible risk.

(ii)The due diligence measures did not include and do not require an independent private sector audit of this Conflict Minerals Report.

(iii)Registrant has disclosed above the steps it has taken, and discloses below the steps which registrant will take, to mitigate the risk that its necessary conflict minerals benefit armed groups, including the adoption, monitoring, and tracking of a risk management, mitigation, and corrective action plan including follow-up letters to relevant first-tier suppliers requesting validation of such suppliers or the smelters or refiners used by such suppliers as RMAP Conformant in accordance with, for example, the Responsible Minerals Assurance Process (RMAP).

(2) Product Description: Registrant provides the following general description of the products identified in Item 1.01(b) of Form SD Specialized Disclosure Report:

Automotive Components: actuators, seat belt tension sensors, seat belt buckle switch sensors, wheel speed sensors, and fuel card sensors.

Registrant also provides below a list of the non-RMAP Conformant facilities used to process the necessary conflict minerals in certain of the products identified above. The country of origin of the conflict minerals is unknown. The efforts to determine the mine or location of origin of the conflict minerals included requesting all relevant first tier suppliers to complete the Responsible Minerals Initiative (RMI) Conflict Minerals Reporting Template (CMRT) which required identification of the mine or location of origin of the conflict minerals, if known.

Conflict Mineral	Facility	Location
Gold	Pease & Curren	US
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Co.	VIETNAM